Exhibit 10.1

MAXWELL TECHNOLOGIES, INC.

5271 VIEWRIDGE COURT, SUITE 100

SAN DIEGO, CA 92123

JULY 10, 2012

Dear Van:

Maxwell Technologies, Inc. (the “Company”) is pleased to continue your employment on the following terms:

1. Position. Your title will be Senior Vice President of Sales & Marketing of the Company and you will report directly to David Schramm, President and Chief Executive Officer (“CEO”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. The Company will continue to pay you a salary at the rate of $277,200 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Bonus. You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the CEO. Your target bonus will be equal to 50% of your annual base salary. The bonus for each fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the CEO and the Board of Directors or its Compensation Committee with respect to your bonus will be final and binding.

4. Employee Benefits. As an executive officer of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Stock Options. The Compensation Committee of the Company’s Board of Directors or the Company’s Board of Directors may consider granting you stock options to purchase shares of the Company’s Common Stock, although the Company is not under any obligation to do so.

6. Restricted Shares. The Compensation Committee of the Company’s Board of Directors or the Company’s Board of Directors may consider granting you restricted shares of the Company’s Common Stock, although the Company is not under any obligation to do so.

7. Automobile Allowance. You will be provided with an automobile allowance of $16,000 per year. To the extent that any such reimbursements are taxable (i) the amount of any such expense reimbursement or in-kind benefit provided during your taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of your taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) your right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

8. Severance Benefits. If the Company terminates your employment for any reason other than Cause and a Separation (as such terms are defined in Section 14), occurs, then the Company will continue to pay your base salary for a period of six months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of your Separation. However, this Section 8 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the boards of directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 8.

9. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

10. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

11. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Code, each salary continuation payment under Section 8 is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 8, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

12. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Diego in connection with any Dispute or any claim related to any Dispute.

13. Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in San Diego or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 13 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

14. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) your breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Separation” means a “separation from service,” as defined in the Treasury Regulations under Section 409A of the Code.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on July 25, 2012. As required by law, your continued employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Maxwell Technologies, Inc.

/s/ David J. Schramm
By: David J. Schramm
Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Van Andrews
Signature of Van Andrews

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

INVENTION & SECRECY AGREEMENT

This is an Agreement between MAXWELL TECHNOLOGIES, INC., a Delaware corporation, hereinafter called “MAXWELL”

And         Van Andrews

hereinafter called “Employee.”

1) EMPLOYEE, in consideration of his employment by MAXWELL, agrees as follows:

(a) That he will hold in strictest confidence and not disclose to any person, firm or corporation, without the express written authorization of an officer of MAXWELL, any information, manufacturing technique, process, formula, development or experimental work, work in process, business trade secret or any other secret or confidential matter relating to the products, sales, business or activity of MAXWELL, except as such disclosure or use may be required in connection with EMPLOYEE’S work for MAXWELL.

(b) Employee acknowledges that during his employment with MAXWELL, he may have access to patent, copyright, confidential, trade secret or other proprietary information of third parties subject to restrictions on the use or disclosure thereof by MAXWELL. During the term of employment and thereafter, Employee agrees he will not use or disclose any such information other than consistent with such restrictions and his duties as an employee of MAXWELL.

(c) Employee represents to MAXWELL that, except as set forth on Exhibit “B” hereto, there are no other contracts to assign inventions, designs or improvements now in existence between Employee and any other person or entity (and if no Exhibit “B” is attached hereto or there is no such contract described thereon. Employee represents to MAXWELL that there are no such other contracts). In addition, Employee represents that Employee has no other employment or undertakings which do or would restrict or impair his performance of this Agreement. In connection with Employee’s employment with MAXWELL, Employee promises not to use or disclose to MAXWELL any patent, copyright, confidential, trade secret or other proprietary information of any previous employer or other person that Employee is not lawfully entitled so to use or disclose. If in the course of Employee’s employment with MAXWELL Employee incorporates into an invention, design or improvement or any product, process or service of MAXWELL any invention, design or improvement made or conceived by Employee prior to his employment with MAXWELL, Employee hereby grants to MAXWELL a royalty-free, irrevocable, worldwide nonexclusive license to make, have made, use, and sell that invention, design or improvement without restriction as to the extent of Employee’s ownership or interest.

(d) That he will recognize as binding on him and comply with government-prescribed regulations and mandatory contract provisions relating to the safeguarding of military information and transferring or making available to the Government of such patent rights as may be the subject of contracts between MAXWELL and the government of the United States of America or any of its agencies.

(e) That he will disclose promptly to MAXWELL all inventions, discoveries, improvements, trade secrets and secret processes, related to or useful in the business of MAXWELL, whether patentable or not, made or conceived by EMPLOYEE, either solely or in collaboration with others, during EMPLOYEE’S employment by MAXWELL whether or not during regular working hours and regardless of where such inventions, discoveries, improvements, trade secrets and secret processes are made or conceived. Any such disclosures will be received in confidence.

(f) That, except as provided by the following sentence of this subparagraph (f), he will, and does hereby assign and grant to MAXWELL & all of his right, title and interest in and to the inventions, discoveries, improvements, trade secrets and secret processes described in subparagraph (e) above and any patents granted thereon, and at the request and expense of MAXWELL he will make, execute and deliver all application papers, assignments or instruments and perform or cause to be performed such other lawful acts as MAXWELL may deem desirable or necessary in making or prosecuting applications, domestic or foreign, for patents, re-issues, and extensions thereof, and assist and cooperate (without expense to him) with MAXWELL or any of its designated representatives, in any controversy or legal proceedings relating to said inventions, discoveries, improvements, trade secrets and secret processes or to any patents which may be procured thereon. EMPLOYEE shall not be required pursuant to this subparagraph (f) to assign or to offer to assign any of his right, title or interest in or to any invention, discoveries, improvements, trade secrets or secret processes, which qualify fully under the provisions of Section 2870 of the California Labor code, which provides as follows:

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (a) which does not relate (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(g) That should EMPLOYEE be requested after termination of his employment to perform services for MAXWELL in connection with any inventions, discoveries, improvements, trade secrets or secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) hereof, he shall be paid therefore the same rate prevailing at the time of termination.

(h) That all inventions, discoveries, improvements, trade secrets and secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) hereof, whether or not patented, shall become and remain the property of MAXWELL, its successors and assigns unless expressly released by MAXWELL as hereinafter provided.

(i) That upon request or at the time of leaving the employ of MAXWELL he will deliver to MAXWELL and not keep or deliver to anyone else, any and all drawings, blueprints, notes, memoranda, specifications, devices, documents and in general any and all material provided by MAXWELL to EMPLOYEE or related to MAXWELL’S business or activity or to any inventions, discoveries, improvements, trade secrets or secret processes with the exception of any drawings, blueprints, notes, memoranda, specifications, devices, documents or material prepared by EMPLOYEE in connection with any inventions, discoveries, improvements, trade secrets or secret processes which are not required pursuant to subparagraph (f) hereof to be assigned to MAXWELL.

(j) Employee recognizes that his employment with MAXWELL affords Employee close contact with MAXWELL’s customers and suppliers which are of great importance to MAXWELL’s business. Therefore, in consideration of Employee’s employment with MAXWELL, Employee agrees that, so long as Employee is employed by MAXWELL, Employee will not , directly or indirectly, individually or as a principal, stockholder, director, partner, employee, officer, agent or consultant, engage in any business which is competitive with any business of MAXWELL. Employee further promises and agrees not to engage in competition with MAXWELL at any time after the termination of Employee’s employment with MAXWELL, while making use of any information, manufacturing technique, process, formula, development or experimental work, work in process, business trade secret or any other secret or confidential matter relating to the products, sales, business or activity of MAXWELL.

(k) In addition to any restrictions imposed by law, Employee agrees that Employee will not, during his employment with MAXWELL or for a period of two years after Employee’s employment with MAXWELL has terminated, solicit any of MAXWELL’s employees for another business or otherwise induce or attempt to induce such employees to terminate their employment with MAXWELL.

(l) This Agreement will remain in full force and effect following the termination of Employee’s employment with MAXWELL for any reason.

2) MAXWELL will investigate each disclosure submitted by EMPLOYEE and, if it elects to file a patent application with respect to any inventions, discoveries, improvements,

trade secrets or secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) of paragraph I hereof, agrees to pay all expenses in connection with the preparation and prosecution of such patent application or applications which it may decide to file in the Untied States of America or in foreign countries.

3) If EMPLOYEE petitions MAXWELL in writing to release any of its rights to any inventions, discoveries, improvements, trade secrets or secret processes or any patents granted hereon, which are required to be assigned to MAXWELL pursuant to subparagraph (f) of paragraph 1 hereof, the latter will promptly consider and act on such petition but is not obligated to release any of its rights to EMPLOYEE.

4) EMPLOYEE warrants that the attached Exhibit A has been signed by him and comprises a complete description of all inventions, discoveries, improvements, trade secrets and secret processes, including any patents and patent applications thereon, which he made, invented or conceived prior to entering the employ of MAXWELL, to which he now claims tide and which are to be specifically excluded from this Agreement.

5) This Agreement shall be binding upon and inure to the benefit of MAXWELL and EMPLOYEE, as well as their respective heirs, executors, administrators, successors, and assigns. For purposes of this Agreement, the term “MAXWELL” shall be deemed to include MAXWELL TECHNOLOGIES, INC. as well as all of its currently existing or hereafter acquired or formed subsidiaries and affiliates.

6) EMPLOYEE understands and acknowledges that nothing in this agreement is intended by MAXWELL and EMPLOYEE to be interpreted or construed to change EMPLOYEE’S at-will employment status with MAXWELL. EMPLOYEE understands and acknowledges that MAXWELL is an employee-at-will employer. Simply stated, this means that EMPLOYEE or MAXWELL may terminate the employment relationship at any time for any reason, with or without notice. Any representation or agreement otherwise, whether oral or in writing, shall be null and void and shall have no affect whatever, unless signed and agreed to in writing by an officer of MAXWELL.

7) The invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance or otherwise shall not affect the validity and enforceability of any other provision of this Agreement.

8) EMPLOYEE understands that as part of the consideration for the offer of employment extended to EMPLOYEE by MAXWELL and of EMPLOYEE’S employment or continued employment by MAXWELL, EMPLOYEE has not brought and will not bring with EMPLOYEE to MAXWELL or use in the performance of EMPLOYEE’S responsibilities at MAXWELL any materials or documents of a former employer which are not generally available to the public, unless EMPLOYEE has obtained written authorization from the former employer for their possession and use.

Accordingly, this is to advise MAXWELL that the only materials or documents of a former employer which are not generally available to the public that EMPLOYEE brings to MAXWELL or for use in EMPLOYEE’S employment are identified on Exhibit C attached hereto, and as to each such item, EMPLOYEE represents that EMPLOYEE has obtained prior to the effective date of EMPLOYEE’S employment with MAXWELL written authorization for EMPLOYEE’S possession and use in employment with MAXWELL.

EMPLOYEE also understands that, in EMPLOYEE’S employment with MAXWELL, EMPLOYEE is not to breach any obligation or confidentiality or duty that EMPLOYEE has to former employers, and EMPLOYEE agrees that EMPLOYEE shall fulfill all such obligations during EMPLOYEE’S employment with MAXWELL.

9) This Agreement constitutes the entire agreement between MAXWELL and EMPLOYEE with respect to the subject matter hereof and this Agreement supersedes and replaces any prior agreement or understanding entered into between MAXWELL and EMPLOYEE. This Agreement shall become effective and binding retroactively to the earliest date of employment of EMPLOYEE by MAXWELL. This Agreement shall be governed by the laws of the State of California. The masculine gender shall be deemed to include the feminine gender.

DATE:	July 10, 2012

EMPLOYEE SIGNATURE:	/s/ Van M. Andrews

PRINT NAME:	Van M. Andrews

MAXWELL TECHNOLOGIES, INC.

SIGNED BY:	/s/ Shannon Kehle

PRINT NAME:	Shannon Kehle

TITLE:	VP, HR

INVENTION & SECRECY AGREEMENT

EXHIBIT A

The undersigned warrants that the following is a complete description of all inventions, improvements, trade secrets and secret processes including patents and patent applications thereon, which the undersigned made, invested or conceived prior to entering the employ of MAXWELL and which are specifically excluded from coverage of the Invention and Secrecy Agreement between the undersigned and MAXWELL dated on _____________________, as provided in paragraph 4 thereof:

Van M. Andrews	/s/ Van M. Andrews
EMPLOYEE NAME	EMPLOYEE SIGNATURE

July 10, 2012
DATE

EXCLUSIONS ACCEPTED FOR MAXWELL BY:

Shannon Kehle	/s/ Shannon Kehle
NAME	SIGNATURE

July 10, 2012
DATE

INVENTION & SECRECY AGREEMENT

EXHIBIT B

Except as set forth below, I represent to MAXWELL that there are no other contracts to assign inventions, designs or improvements now in existence between me and any other person or entity (see Section 1 (c) of the Agreement):

Van M. Andrews	/s/ Van M. Andrews
EMPLOYEE NAME	EMPLOYEE SIGNATURE

July 10, 2012
DATE

EXCLUSIONS ACCEPTED FOR MAXWELL BY:

Shannon Kehle	/s/ Shannon Kehle
NAME	SIGNATURE

July 10, 2012
DATE

INVENTION & SECRECY AGREEMENT

EXHIBIT C

Maxwell Technologies, Inc.

9244 Balboa Avenue

San Diego, CA 92123

Gentlemen:

1.	I proposed to bring to my employment the following materials and documents of a former employer who is not generally available to the public, which materials and documents may be used in my employment.

        x         No materials

                   See below

                   Additional sheets attached

The signature below confirms that my continued possession and use of these materials is authorized.

Van M. Andrews	/s/ Van M. Andrews
EMPLOYEE NAME	EMPLOYEE SIGNATURE

DATE